EXHIBIT 99.1

FOR IMMEDIATE RELEASE

SANZ Announces Preliminary Second Quarter Results
Dramatic Increase in Sales of EarthWhere™ Products and Services

Englewood, Colo. - July 14, 2005 - SANZ Inc. (OTCBB: SANZ), a nationwide provider of data storage management and system integration services, today announced on a preliminary basis, it expects to recognize record revenue of approximately $725,000 for its EarthWhere™ software products and services for its quarter ended June 30, 2005. This is an increase of approximately $425,000 or 140% over the levels of software and service sales for EarthWhere™ in the March 2005 quarter. The company estimates that its total revenue for the June quarter will be in the range of $13,300,000 to $13,500,000, noting that approximately $3,000,000 of revenue on a large Department of Defense program that was expected in the June quarter was delayed as a result of changes in client testing requirements. The company now expects that program release to occur in early August.

CEO John Jenkins said, “This dramatic increase in revenue for our EarthWhere™ business is the result of continued broad and enthusiastic acceptance of our product, and the expanded commitment to EarthWhere™ business development efforts that we launched earlier this year. We added several new significant clients during the quarter and made our first sale to a State agency, a market we consider to hold additional large potential on a national basis.” Jenkins added, “Naturally we were frustrated by the delay in release on the large DoD order, but we understand the client’s desire for absolute certainty on a project of this magnitude. The additional requirements have been met, the program is on track for imminent release and our storage solutions pipeline is strong in general.”

About SANZ

SANZ is a nationwide data storage consulting and system integration firm focused exclusively on the design, deployment and support of intelligent data management. By utilizing a unique StorTrust™ Process, SANZ is able to deliver solutions that enable data driven corporations and government agencies to maximize the value of their IT investments and secure their business-critical environments. SANZ' EarthWhere™ software product is a spatial data provisioning application that manages, processes and delivers customized spatial imagery. SANZ is a subsidiary of SAN Holdings. For more information, call 303-495-6300, toll-free 800-554-3880 or visit www.sanz.com.

FORWARD LOOKING STATEMENTS:
This press release contains statements that are “forward looking statements” under the Federal securities laws. These forward-looking statements include statements regarding our expectations, beliefs, or intentions about the future, and are based on information available to us at this time. We assume no obligation to update any of these statements and specifically decline any obligation to update or correct any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. Actual results could vary materially from our expectations. Factors that could cause actual results to vary materially include, but are not limited to: component quality and availability, transition to new products, changes in business conditions, changes in the company’s sales strategy, competition in the storage management engineering services marketplace, competitive pricing pressures, continued market acceptance of the company’s products, delays in the development of new technology, changes in customer buying patterns, one-time events and other important factors disclosed previously and from time to time in our filings at the SEC.

Contacts:
Liolios Group, Inc.
Ronald Both, 949-574-3860
ron@liolios.com